Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
AUGUST 6, 2009

INVESTOR CONTACT:	MEDIA CONTACT:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES HAYNESVILLE
SHALE JOINT VENTURE AMENDMENT

OKLAHOMA CITY, OKLAHOMA, AUGUST 6, 2009 – Chesapeake Energy Corporation (NYSE:CHK) today announced an amendment to its Haynesville Shale joint venture agreement with Plains Exploration & Production Company (NYSE:PXP).  As part of the amendment, PXP has agreed to accelerate the payment of its remaining joint venture drilling carries as of September 30, 2009 in exchange for an approximate 12% reduction in the total amount of drilling carry obligations due to Chesapeake.  At the closing, scheduled to occur on September 29, 2009, Chesapeake will receive cash of approximately $1.1 billion instead of an estimated $1.25 billion in remaining carried drilling costs that PXP would have paid over the next three years under the original agreement.  In addition, Chesapeake and PXP have agreed to terminate a previous joint venture amendment that granted PXP a one-time option in June 2010 to avoid paying the last $800 million of the drilling carry obligations in exchange for the conveyance of 50% of its Haynesville Shale assets to Chesapeake.  After the closing of the amendment, Chesapeake and PXP will each pay their proportionate working interest costs on future drilling.  Furthermore, Chesapeake and PXP have agreed to make several other minor modifications to the agreement.

Management Comments
Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are pleased to announce this significant modification to our Haynesville joint venture agreement with PXP that greatly benefits both companies.  This agreement modification provides substantial upfront capital to Chesapeake, reduces PXP’s total investment in the Haynesville and further aligns the incentives between the partners.  The Haynesville joint venture has been highly successful to date and we look forward to generating strong reserve and production growth as well as very attractive financial returns for both companies in the years ahead.”

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements give our current expectations or forecasts of future events, including that the joint venture amendment announced in this press release closes as planned and that the future development of our Haynesville joint venture assets will be successful.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information. Factors that could cause actual results to differ materially from expected results include the ability of PXP to perform its payment obligation under the amendment. Other factors affecting our operations are described in “Risk Factors” in our 2008 Form 10-K filed with the U.S. Securities and Exchange Commission on March 2, 2009.  These risk factors include the volatility of natural gas and oil prices; the impacts the current financial crisis may have on our business and financial condition; drilling and operating risks, including potential environmental liabilities; transportation capacity constraints and interruptions that could adversely affect our cash flow; and potential increased operating costs resulting from legislative and regulatory changes such as those proposed with respect to commodity derivatives trading, natural gas and oil tax incentives and deductions, hydraulic fracturing and climate change.  Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is one of the leading producers of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on the development of onshore unconventional and conventional natural gas in the U.S. in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.  Further information is available at www.chk.com.